UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934
May 28, 2010
Date of Report (Date of earliest event reported)
LOCAL.COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34197	33-0849123
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
One Technology Drive, Building G
Irvine, California 92618
(Address of principal executive offices, zip code)
(949) 784-0800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the issuer under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 28, 2010, Local.com Corporation (the “Registrant”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with LaRoss Partners, LLC (“LaRoss”) whereby the Registrant acquired up to 26,000 web hosting subscribers for a cash purchase price of up to $2,210,000 (“Purchase Price”). The Purchase Price is subject to adjustment in favor of the Registrant if LaRoss actually transfers fewer than 26,000 web hosting subscribers (the “Purchased Subscribers”), or in the event some or all of the Purchased Subscribers are no longer billable once transferred under certain limited circumstances, as more completely described in the Purchase Agreement.
     The Purchase Agreement contains representations and warranties of the parties that are customary for a transaction of this type, which generally survive for twelve months from and after the Closing Date. The representations and warranties of LaRoss (including with respect to the Purchased Subscribers) are qualified by information contained in confidential disclosure schedules that LaRoss provided to the Registrant in connection with the execution of the Purchase Agreement. Although certain of the information contained in the disclosure schedules may be non-public, the Registrant does not believe that this information is required to be publicly disclosed under the Federal securities laws. Moreover, certain of these representations and warranties may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under the Federal securities laws or were used for the purpose of allocating risk between the Registrant and LaRoss, rather than establishing matters as facts. Finally, information concerning the subject matter of these representations and warranties may have changed since the Closing Date, which may or may not be fully reflected in the Company’s public disclosures. Accordingly, you should not rely on these representations and warranties as statements of fact.
     The Purchase Agreement also contains certain other covenants and agreements. For example, the Registrant and LaRoss agreed that any credits processed by local exchange carriers (“LECs”) or clearinghouses with respect to the Purchased Subscribers shall be the responsibility of the party that submitted the original billing for such Purchased Subscribers. The parties also agreed to protect the confidentiality of each other party’s non-public information, whether or not such information is related to the Purchased Subscribers. Finally, LaRoss provided certain nonsolicitation covenants with respect to the Purchased Subscribers in favor of the Registrant.
     LaRoss agreed to defend, indemnify and hold harmless the Registrant and its affiliates, agents and representatives (the “Purchaser Indemnitees”), and any third party claiming by or through any of the Purchaser Indemnitees, from and against any and all losses arising out of or resulting from (i) any material inaccuracy of a representation or warranty made by LaRoss in the Purchase Agreement when made, (ii) any material breach of a covenant, agreement or obligation of Parent or Seller in the Purchase Agreement, (iii) the failure to timely pay, satisfy or discharge certain liabilities retained by LaRoss under the terms of the Purchase Agreement, (iv) any credits processed in error against LaRoss’ settlements or as an adjustment to reserves by LECs or clearinghouses for which the Registrant submitted the original billing to the LEC or clearinghouse (until 4 months after the Closing Date), and (v) any adjustment to the Purchase Price resulting from the actual number of Purchased Subscribers transferred to the Registrant by LaRoss, as calculated in accordance with the terms of the Purchase Agreement.
     The Registrant agreed to defend, indemnify and hold harmless LaRoss and their respective affiliates, agents and representatives (the “LaRoss Indemnitees”), and any third party claiming by or through any of the LaRoss Indemnitees, from and against any and all losses arising out of or resulting from (i) any material inaccuracy of a representation or warranty made by Registrant in the Purchase Agreement when made, (ii) any material breach of a covenant, agreement or obligation of the Registrant in the Purchase Agreement, (iii) the failure to timely pay, satisfy or discharge certain liabilities assumed by the Registrant under the terms of the Purchase Agreement, and (iv) any credits processed in error against the Registrant’s settlements or as an adjustment to reserves by LECs or clearinghouses for which LaRoss submitted the original billing to the LEC or clearinghouse (until 120 days after the Closing Date).
     The parties also agreed to establish an escrow account in connection with completing the transaction described above. Twenty percent of the finally calculated Purchase Price will be held back in an escrow account (the “Seller Escrow Fund”) to secure the Registrant’s rights to seek indemnification under the Purchase Agreement, as well as any adjustment to the Purchase Price that might be required. The Seller Escrow Fund terminates after the later of any purchase price adjustments can be finally calculated in accordance with the Purchase Agreement or four (4) months from the closing date. The parties intend to enter into a separate agreement with respect to the Seller Escrow Fund with Square 1 Bank (as escrow agent). The escrow agreement will not contain any obligations, rights or other provisions that are material to the Registrant.
     LaRoss provides billing and fulfillment services for a portion of our existing subscription customers and will continue to provide continuing billing and fulfillment services for the Purchased Subscribers.
Item 9.01 Financial Statements and Exhibits.
Exhibit 10.1      Asset Purchase Agreement by and among the Registrant and LaRoss Partners, LLC dated May 28, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCAL.COM CORPORATION
Date: June 1, 2010	By:	/s/ Brenda Agius
Brenda Agius
Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description

10.1	Asset Purchase Agreement by and among the Registrant and LaRoss Partners, LLC dated May 28, 2010.